Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-84738 on Form S-3 and in Registration Statement Nos. 333-34370, 333-47126, 333-72574, 333-72568, 333-100456, 333-109302, 333-110055, 333-120607 and 333-128858 on Form S-8 of our reports dated July 26, 2006, relating to the consolidated financial statements and financial statement schedule of Palm, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Palm, Inc. for the year ended May 31, 2006.

/s/    DELOITTE & TOUCHE LLP

San Jose, California

July 26, 2006